Exhibit 99.1

Mary Meduski Joins Cable ONE Board of Directors

July 1, 2019 - Phoenix, AZ -- (BUSINESS WIRE) -- Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today announced the election of Mary E. Meduski to the Company’s Board of Directors, effective immediately.

Meduski currently serves as President and CFO and is a member of the board of directors of TierPoint, a leading national provider of information technology and data center services, including colocation, cloud computing, and managed IT services. She also serves as President and CFO of Cequel III, TierPoint’s management company. Prior to joining TierPoint, Meduski served as Executive Vice President and CFO of Suddenlink Communications. She holds a Bachelor of Arts degree from Cornell University and an MBA from Boston University.

“We are very pleased to welcome Mary to our Board of Directors and look forward to the knowledge and energy that she will bring,” said Julie Laulis, President and CEO of Cable ONE. “Her extensive background in the media, telecommunications, and technology industries in combination with her strong financial expertise will make her a valuable asset to both Cable ONE and our shareholders.”

Meduski’s election increases the size of the Board to nine members. She will serve on the Audit Committee.

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About Cable ONE

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 800,000 residential and business customers in 21 states through its Sparklight™ and Clearwave brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

CONTACTS:
Trish Niemann
Corporate Communications Director
602.364.6372
patricia.niemann@cableone.biz

Steven Cochran

CFO

investor_relations@cableone.biz